                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                              (Amendment No. 13)1

                         QUERYOBJECT SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   74833H 10 0
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                December 30, 2002
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            Note.  The  Schedules  filed in paper format shall  include a signed original  and five copies of the  schedule,  including  all  exhibits.  See Rule
13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 27 Pages)

--------
1           The remainder of this cover page shall be filled out for a reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

            The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 2 of 27 Pages
-------------------------                       --------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Wheatley Partners, L.P.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                                  (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                    WC, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e) / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
   NUMBER OF      7      SOLE VOTING POWER
    SHARES
  BENEFICIALLY              11,150,290(1) shares
   OWNED BY    -----------------------------------------------------------------
    EACH          8      SHARED VOTING POWER
   REPORTING
  PERSON WITH
                            966,853(2) shares
               -----------------------------------------------------------------
                  9      SOLE DISPOSITIVE POWER

                            11,150,290(1) shares
               -----------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                            966,853(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      12,117,143(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                       / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         25.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Includes  6,320,741  shares of  Common  Stock  issuable  upon  exercise  of warrants held by Wheatley Partners, L.P.

(2)  Consists of (i) 417,223  shares of Common Stock and (ii) 549,630  shares of
     Common Stock  issuable upon exercise of warrants,  all of which are held by
     Wheatley  Foreign  Partners,   L.P.  Wheatley   Partners,   L.P.  disclaims
     beneficial  ownership of the securities held by Wheatley Foreign  Partners,
     L.P.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 3 of 27 Pages
-------------------------                       --------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Barry Rubenstein
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                    PF, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
   NUMBER OF      7      SOLE VOTING POWER
    SHARES
  BENEFICIALLY              1,439,062(1) shares
   OWNED BY    -----------------------------------------------------------------
    EACH          8      SHARED VOTING POWER
   REPORTING
  PERSON WITH
                            31,542,951(2) shares
               -----------------------------------------------------------------
                  9      SOLE DISPOSITIVE POWER

                            1,439,062 (1) shares
               -----------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                            31,542,951(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      32,982,013(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         57.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Includes  (a) 50,000  shares of Common  Stock  issuable  upon  exercise  of options and (b) 777,778  shares of Common Stock  issuable  upon exercise of warrants, all of which are held by Mr. Rubenstein.

(2)  Consists of (a) (i)  1,659,283  shares of Common  Stock and (ii)  1,888,889 shares of Common Stock issuable upon exercise of warrants, all of which are held by Woodland Partners,(b) (i) 2,638,716 shares of Common Stock and (ii)

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 4 of 27 Pages
-------------------------                       --------------------------------

     3,759,259 shares of Common Stock issuable upon exercise of warrants, all of which are held by Woodland Venture Fund, (c) (i) 2,375,091 shares of Common
     Stock and (ii)  3,759,259  shares of Common Stock issuable upon exercise of warrants,  all of which  are held by  Seneca  Ventures,  (d) (i)  4,829,549 shares of Common Stock and (ii)  6,320,741  shares of Common Stock issuable upon  exercise of  warrants,  all of which are held by  Wheatley  Partners,
     L.P.,  (e) (i) 417,223  shares of Common Stock and (ii)  549,630  shares of
     Common Stock  issuable upon exercise of warrants,  all of which are held by
     Wheatley Foreign Partners, L.P.,(f) 133,333 shares of Common Stock issuable upon exercise of options held by Rev-Wood  Merchant  Partners,  (g) 777,778 shares of Common Stock issuable upon exercise of warrants held by Brookwood
     Partners,  L.P., and (h) 2,434,200  shares of Common Stock held by Wheatley
     Partners  II, L.P. Mr.  Rubenstein  disclaims  beneficial  ownership of the securities  held  by  Woodland  Partners,  Woodland  Venture  Fund,  Seneca
     Ventures,   Wheatley  Partners,  L.P.,  Wheatley  Foreign  Partners,  L.P.,
     Rev-Wood Merchant Partners,  Brookwood Partners, L.P. and Wheatley Partners
     II, L.P., except to the extent of his respective equity interest therein.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 5 of 27 Pages
-------------------------                       --------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Irwin Lieber
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                    PF, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
   NUMBER OF      7      SOLE VOTING POWER
    SHARES
  BENEFICIALLY              827,778(1) shares
   OWNED BY    -----------------------------------------------------------------
    EACH          8      SHARED VOTING POWER
   REPORTING
  PERSON WITH
                            14,551,343(2) shares
               -----------------------------------------------------------------
                  9      SOLE DISPOSITIVE POWER

                            827,778(1) shares
               -----------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                            14,551,343(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      15,379,121(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         32.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Includes  (a) 50,000  shares of Common  Stock  issuable  upon  exercise  of options and (b) 777,778  shares of Common Stock  issuable  upon exercise of warrants, all of which are held by Mr. Lieber.

(2)  Includes (a) (i) 4,829,549 shares of Common Stock and (ii) 6,320,741 shares of Common Stock  issuable upon exercise of warrants,  all of which are held by Wheatley Partners, L.P., (b) (i) 417,223 shares of Common Stock and (ii)

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 6 of 27 Pages
-------------------------                       --------------------------------

     549,630 shares of Common Stock  issuable upon exercise of warrants,  all of which are held by Wheatley Foreign Partners, L.P., and (c) 2,434,200 shares of Common Stock held by Wheatley  Partners II, L.P.  Mr.  Lieber  disclaims beneficial  ownership of the securities  held by Wheatley  Partners,  L.P.,
     Wheatley Foreign  Partners,  L.P. and Wheatley Partners II, L.P., except to the extent of his respective equity interest therein.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 7 of 27 Pages
-------------------------                       --------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Seth Lieber
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
   NUMBER OF      7      SOLE VOTING POWER
    SHARES
  BENEFICIALLY              81,140 shares
   OWNED BY    -----------------------------------------------------------------
    EACH          8      SHARED VOTING POWER
   REPORTING
  PERSON WITH
                            14,673,053(1) shares
               -----------------------------------------------------------------
                  9      SOLE DISPOSITIVE POWER

                            81,140 shares
               -----------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                            14,673,053(1) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      14,754,193(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         31.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Includes (a) (i) 4,829,549 shares of Common Stock and (ii) 6,320,741 shares of Common Stock  issuable upon exercise of warrants,  all of which are held by Wheatley Partners, L.P., (b) (i) 417,223 shares of Common Stock and (ii)
     549,630 shares of Common Stock  issuable upon exercise of warrants,  all of which are held by Wheatley Foreign Partners,  L.P., (c) 2,434,200 shares of
     Common Stock held by Wheatley  Partners II, L.P., and (d) 121,710 shares of
     Common Stock held by Applegreen  Partners.  Mr. Lieber disclaims beneficial

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 8 of 27 Pages
-------------------------                       --------------------------------

     ownership  of the  securities  held by Wheatley  Partners,  L.P.,  Wheatley
     Foreign Partners, L.P., Wheatley Partners II, L.P. and Applegreen Partners,
     except to the extent of his respective equity interest therein.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 9 of 27 Pages
-------------------------                       --------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Jonathan Lieber
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
   NUMBER OF      7      SOLE VOTING POWER
    SHARES
  BENEFICIALLY              0 shares
   OWNED BY    -----------------------------------------------------------------
    EACH          8      SHARED VOTING POWER
   REPORTING
  PERSON WITH
                            14,673,053(1) shares
               -----------------------------------------------------------------
                  9      SOLE DISPOSITIVE POWER

                            0 shares
               -----------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                            14,673,053(1) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      14,673,053(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         31.4%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Includes (a) (i) 4,829,549 shares of Common Stock and (ii) 6,320,741 shares of Common Stock  issuable upon exercise of warrants,  all of which are held by Wheatley Partners, L.P., (b) (i) 417,223 shares of Common Stock and (ii)
     549,630 shares of Common Stock  issuable upon exercise of warrants,  all of which are held by Wheatley Foreign Partners,  L.P., (c) 2,434,200 shares of
     Common Stock held by Wheatley  Partners II, L.P., and (d) 121,710 shares of
     Common Stock held by Applegreen  Partners.  Mr. Lieber disclaims beneficial

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 10 of 27 Pages
-------------------------                       --------------------------------

     ownership  of the  securities  held by Wheatley  Partners,  L.P.,  Wheatley
     Foreign Partners, L.P., Wheatley Partners II, L.P. and Applegreen Partners,
     except to the extent of his respective equity interest therein.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 11 of 27 Pages
-------------------------                       --------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                                  (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                    WC, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e) / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
   NUMBER OF      7      SOLE VOTING POWER
    SHARES
  BENEFICIALLY              966,853(1) shares
   OWNED BY    -----------------------------------------------------------------
    EACH          8      SHARED VOTING POWER
   REPORTING
  PERSON WITH
                            11,150,290(2) shares
               -----------------------------------------------------------------
                  9      SOLE DISPOSITIVE POWER

                            966,853(1) shares
               -----------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                            11,150,290(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      12,117,143(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         25.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Includes  549,630 shares of Common Stock issuable upon exercise of warrants held by Wheatley Foreign Partners, L.P.
(2)  Consists of (a) 4,829,549  shares of Common Stock and (b) 6,320,741  shares of Common  Stock  issuable  upon  exercise  of  warrants  held by  Wheatley
     Partners,   L.P.,  of  which  Wheatley  Foreign  Partners,  L.P.  disclaims beneficial ownership.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 12 of 27 Pages
-------------------------                       --------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Seneca Ventures
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                    WC, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
   NUMBER OF      7      SOLE VOTING POWER
    SHARES
  BENEFICIALLY              6,134,350(1) shares
   OWNED BY    -----------------------------------------------------------------
    EACH          8      SHARED VOTING POWER
   REPORTING
  PERSON WITH
                            0 shares
               -----------------------------------------------------------------
                  9      SOLE DISPOSITIVE POWER

                            6,134,350(1) shares
               -----------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                            0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      6,134,350(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         14.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Includes  3,759,259  shares of  Common  Stock  issuable  upon  exercise  of warrants held by Seneca Ventures.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 13 of 27 Pages
-------------------------                       --------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Woodland Venture Fund
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                    WC, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
   NUMBER OF      7      SOLE VOTING POWER
    SHARES
  BENEFICIALLY              6,397,975(1) shares
   OWNED BY    -----------------------------------------------------------------
    EACH          8      SHARED VOTING POWER
   REPORTING
  PERSON WITH
                            0 shares
               -----------------------------------------------------------------
                  9      SOLE DISPOSITIVE POWER

                            6,397,975(1) shares
               -----------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                            0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      6,397,975(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         14.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Includes  3,759,259  shares of  Common  Stock  issuable  upon  exercise  of warrants held by Woodland Venture Fund.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 14 of 27 Pages
-------------------------                       --------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Woodland Partners
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                    WC, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e) / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
   NUMBER OF      7      SOLE VOTING POWER
    SHARES
  BENEFICIALLY              3,548,172(1) shares
   OWNED BY    -----------------------------------------------------------------
    EACH          8      SHARED VOTING POWER
   REPORTING
  PERSON WITH
                            0 shares
               -----------------------------------------------------------------
                  9      SOLE DISPOSITIVE POWER

                            3,548,172(1) shares
               -----------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                            0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      3,548,172(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         8.5%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Includes  1,888,889  shares of  Common  Stock  issuable  upon  exercise  of warrants held by Woodland Partners.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 15 of 27 Pages
-------------------------                       --------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Rev-Wood Merchant Partners
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
   NUMBER OF      7      SOLE VOTING POWER
    SHARES
  BENEFICIALLY              133,333(1) shares
   OWNED BY    -----------------------------------------------------------------
    EACH          8      SHARED VOTING POWER
   REPORTING
  PERSON WITH
                            0 shares
               -----------------------------------------------------------------
                  9      SOLE DISPOSITIVE POWER

                            133,333(1) shares
               -----------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                            0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      133,333(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         0.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Consists  of 133,333  shares of Common  Stock  issuable  upon  exercise  of options held by Rev-Wood Merchant Partners.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 16 of 27 Pages
-------------------------                       --------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Brookwood Partners, L.P.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                    WC, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
   NUMBER OF      7      SOLE VOTING POWER
    SHARES
  BENEFICIALLY              777,778(1) shares
   OWNED BY    -----------------------------------------------------------------
    EACH          8      SHARED VOTING POWER
   REPORTING
  PERSON WITH
                            0 shares
               -----------------------------------------------------------------
                  9      SOLE DISPOSITIVE POWER

                            777,778(1) shares
               -----------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                            0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      777,778(1) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         1.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Includes  777,778 shares of Common Stock issuable upon exercise of warrants held by Brookwood Partners, L.P.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 17 of 27 Pages
-------------------------                       --------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Barry Fingerhut
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                    PF, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    United States
--------------------------------------------------------------------------------
   NUMBER OF      7      SOLE VOTING POWER
    SHARES
  BENEFICIALLY              777,778(1) shares
   OWNED BY    -----------------------------------------------------------------
    EACH          8      SHARED VOTING POWER
   REPORTING
  PERSON WITH
                            14,551,343(2) shares
               -----------------------------------------------------------------
                  9      SOLE DISPOSITIVE POWER

                            777,778(1) shares
               -----------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                            14,551,343(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      15,329,121(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         32.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                       IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)  Includes  777,778 shares of Common Stock issuable upon exercise of warrants held by Mr. Fingerhut.
(2)  Consists of (a) (i)  4,829,549  shares of Common  Stock and (ii)  6,320,741 shares of Common Stock issuable upon exercise of warrants, all of which are held by Wheatley Partners, L.P., (b) (i) 417,223 shares of Common Stock and
     (ii) 549,630 shares of Common Stock issuable upon exercise of warrants, all of which are held by Wheatley  Foreign  Partners,  L.P.,  and (c) 2,434,200

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 18 of 27 Pages
-------------------------                       --------------------------------

     shares of Common Stock held by Wheatley  Partners  II, L.P.  Mr.  Fingerhut disclaims  beneficial ownership of the securities held by Wheatley Partners
     L.P., Wheatley Foreign Partners L.P. and Wheatley Partners II, L.P., except to the extent of his respective equity interest therein.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 19 of 27 Pages
-------------------------                       --------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Wheatley Partners II, L.P.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
   NUMBER OF      7      SOLE VOTING POWER
    SHARES
  BENEFICIALLY              2,434,200 shares
   OWNED BY    -----------------------------------------------------------------
    EACH          8      SHARED VOTING POWER
   REPORTING
  PERSON WITH
                            0 shares
               -----------------------------------------------------------------
                  9      SOLE DISPOSITIVE POWER

                            2,434,200 shares
               -----------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                            0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      2,434,200 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         6.1%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 20 of 27 Pages
-------------------------                       --------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                        Applegreen Partners
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OF ORGANIZATION

                    New York
--------------------------------------------------------------------------------
   NUMBER OF      7      SOLE VOTING POWER
    SHARES
  BENEFICIALLY              121,710 shares
   OWNED BY    -----------------------------------------------------------------
    EACH          8      SHARED VOTING POWER
   REPORTING
  PERSON WITH
                            0 shares
               -----------------------------------------------------------------
                  9      SOLE DISPOSITIVE POWER

                            121,710 shares
               -----------------------------------------------------------------
                 10      SHARED DISPOSITIVE POWER

                            0 shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                      121,710 shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
               EXCLUDES CERTAIN SHARES*                                      / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         0.3%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                       PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 21 of 27 Pages
-------------------------                       --------------------------------

            The following constitutes Amendment No. 13 to the Schedule 13D filed by the undersigned (the "Schedule 13D"). Except as specifically  amended by this
Amendment No. 13, the Schedule 13D remains in full force and effect.

            Items 5(a) and (b) are hereby  amended to read in their  entirety as follows:

Item 5.     Interest in Securities of the Issuer.
            ------------------------------------

            (a)  The  following  table  sets  forth  the  aggregate  number  and percentage  (based  on  39,854,012  shares  of Common  Stock  outstanding  as of
February 15, 2002 as reported by the Issuer in its Definitive Proxy Statement on
Schedule 14A and filed with the Securities  Exchange  Commission on February 19,
2002) of beneficial ownership of shares of Common Stock of each of the Reporting
Persons.

                                                                              Percentage of
                                                  Shares of Common           Shares of Common
                                                       Stock                      Stock
Name                                              Beneficially Owned        Beneficially Owned
----                                              ------------------        ------------------

Wheatley Partners, L.P.(1)                            12,117,143                    25.9%
Barry Rubenstein(2)                                   32,982,013                    57.0%
Irwin Lieber(3)                                       15,379,121                    32.3%
Barry Fingerhut(4)                                    15,329,121                    32.3%
Wheatley Partners, LLC(5)                             12,117,143                    25.9%
Seth Lieber(6)                                        14,754,193                    31.5%
Jonathan Lieber(6)                                    14,673,053                    31.4%
Wheatley Foreign Partners, L.P.(7)                    12,117,143                    25.9%
Seneca Ventures(8)                                     6,134,350                    14.1%
Woodland Venture Fund(9)                               6,397,975                    14.7%
Woodland Partners(10)                                  3,548,172                     8.5%
Rev-Wood Merchant Partners(11)                           133,333                     0.3%
Brookwood Partners, L.P.(12)                             777,778                     1.9%
Marilyn Rubenstein(13)                                16,858,275                    33.7%
Woodland Services Corp.(14)                           12,532,325                    26.5%
Wheatley Partners II, L.P.                             2,434,200                     6.1%
Applegreen Partners                                      121,710                     0.3%

---------------------
(1)         Consists  of (a) (i)  4,829,549  shares  of  Common  Stock  and (ii)
            6,320,741 shares of Common Stock issuable upon exercise of warrants, all of which are held by Wheatley  Partners,  L.P.  ("Wheatley") and
            (b) (i) 417,223  shares of Common Stock and (ii)  549,630  shares of
            Common Stock  issuable upon  exercise of warrants,  all of which are held  by  Wheatley  Foreign  Partners,  L.P.  ("Wheatley  Foreign").
            Wheatley  disclaims  beneficial  ownership of the securities held by
            Wheatley Foreign.

(2)         Includes  (a) (i)  50,000  shares  of  Common  Stock  issuable  upon exercise of options and (ii) 777,778 shares of Common Stock issuable upon exercise of Warrants,  all of which are held by Mr. Rubenstein,
            (b) (i) 1,659,283  shares of Common Stock and (ii) 1,888,889  shares of Common Stock issuable upon exercise of warrants, all of which are held by Woodland  Partners,(c)  (i) 2,638,716 shares of Common Stock and (ii) 3,759,259  shares of Common Stock issuable upon exercise of warrants,  all of which are held by Woodland

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 22 of 27 Pages
-------------------------                       --------------------------------

            Venture  Fund,  (d) (i)  2,375,091  shares of Common  Stock and (ii)
            3,759,259  shares of Common Stock issuable upon exercise of warrants held by Seneca  Ventures,  (e) (i) 4,829,549  shares of Common Stock and (ii) 6,320,741  shares of Common Stock issuable upon exercise of warrants  held by Wheatley,  (f) (i) 417,223  shares of Common Stock and (ii) 549,630  shares of Common Stock  issuable  upon exercise of warrants held by Wheatley Foreign,(g) 133,333 shares of Common Stock
            issuable  upon  exercise  of  options  held  by  Rev-Wood   Merchant
            Partners,  (h) 777,778 shares of Common Stock issuable upon exercise of warrants  held by Brookwood  Partners,  L.P.,  and (i)  2,434,200 shares of Common Stock held by Wheatley Partners II, L.P. ("Wheatley
            II").  Mr.  Rubenstein   disclaims   beneficial   ownership  of  the
            securities held by Woodland Partners,  Woodland Venture Fund, Seneca
            Ventures,  Wheatley,  Wheatley Foreign,  Rev-Wood Merchant Partners,
            Brookwood  Partners,  L.P. and Wheatley II,  except to the extent of his respective equity interest therein.

(3)         Includes  (a) (i)  50,000  shares  of  Common  Stock  issuable  upon exercise of options and (ii) 777,778 shares of Common Stock issuable upon the exercise of warrants,  all of which are held by Mr. Lieber,
            (b) (i) 4,829,549  shares of Common Stock and (ii) 6,320,741  shares of Common Stock issuable upon exercise of warrants, all of which are held by  Wheatley,  (c) (i) 417,223  shares of Common Stock and (ii)
            549,630  shares of Common Stock  issuable upon exercise of warrants, all of which are held by Wheatley Foreign,  and (d) 2,434,200 shares of Common Stock held by Wheatley II. Mr. Lieber disclaims beneficial ownership of the securities held by Wheatley,  Wheatley  Foreign and
            Wheatley II, except to the extent of his respective  equity interest therein.

(4)         Includes  (a)  777,778  shares of  Common  Stock  issuable  upon the exercise of warrants held by Mr. Fingerhut, (b) (i) 4,829,549 shares of Common Stock and (ii)  6,320,741  shares of Common Stock issuable upon  exercise of warrants,  all of which are held by Wheatley,  (c)
            (i) 417,223 shares of Common Stock and (ii) 549,630 shares of Common
            Stock  issuable upon exercise of warrants,  all of which are held by
            Wheatley  Foreign,  and (d) 2,434,200 shares of Common Stock held by
            Wheatley II. Mr.  Fingerhut  disclaims  beneficial  ownership of the securities  held by  Wheatley,  Wheatley  Foreign and  Wheatley  II, except to the extent of his respective equity interest therein.

(5)         Includes (a) (i) 4,829,549 shares of Common Stock and (ii) 6,320,741 shares of Common Stock  issuable upon  exercise of warrants,  all of which  are held by  Wheatley  and (b) (i)  417,223  shares of Common
            Stock and (ii) 549,630 shares of Common Stock issuable upon exercise of warrants, all of which are held by Wheatley Foreign.

(6)         Includes (a) (i) 4,829,549 shares of Common stock and (ii) 6,320,741 shares of Common Stock  issuable upon  exercise of warrants,  all of which are held by Wheatley,  (b) (i) 417,223  shares of Common Stock and (ii) 549,630  shares of Common Stock  issuable  upon exercise of warrants,  all of which are held by Wheatley Foreign,  (c) 2,434,200 shares of Common Stock held by Wheatley  II, and (d) 121,710  shares of Common Stock held by Applegreen  Partners.  Mr. Lieber  disclaims beneficial  ownership of the securities  held by Wheatley,  Wheatley
            Foreign,  Wheatley II and Applegreen Partners,  except to the extent of his respective equity interest therein.

(7)         Consists  of (a) (i)  4,829,549  shares  of  Common  Stock  and (ii)
            6,320,741 shares of Common Stock issuable upon exercise of warrants, all of which  are held by  Wheatley  and (b) (i)  417,223  shares of
            Common Stock and (ii) 549,630  shares of Common Stock  issuable upon exercise of  warrants,  all of which are held by  Wheatley  Foreign.
            Wheatley Foreign  disclaims  beneficial  ownership of the securities held by Wheatley.

(8)         Includes  3,759,259 shares of Common Stock issuable upon exercise of warrants held by Seneca Ventures.

(9)         Includes 3,759,259 shares of Common Stock issuable upon exercise of warrants held by Woodland Venture Fund.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 23 of 27 Pages
-------------------------                       --------------------------------

(10)        Includes  1,888,889 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners.

(11)        Consists of 133,333 shares of Common Stock issuable upon exercise of options held by Rev-Wood Merchant Partners.

(12)        Includes  777,778  shares of Common Stock  issuable upon exercise of warrants held by Brookwood Partners, L.P.

(13)        Consists  of (a) (i)  1,659,283  shares  of  Common  Stock  and (ii)
            1,888,889 shares of Common Stock issuable upon exercise of warrants, all of which are held by Woodland Partners, (b) (i) 2,638,716 shares of Common Stock and (ii)  3,759,259  shares of Common Stock issuable upon exercise of warrants, all of which are held by Woodland Venture
            Fund, (c) 2,375,091 shares of Common Stock and (ii) 3,759,259 shares of Common Stock issuable upon exercise of warrants, all of which are held by Seneca  Ventures,  and (d)  777,778  shares of Common  Stock issuable  upon  exercise  of  warrants,  all of  which  are  held by
            Brookwood  Partners,   L.P.  Mrs.  Rubenstein  disclaims  beneficial
            ownership  of the  securities  held by Woodland  Partners,  Woodland
            Venture Fund, Seneca Ventures and Brookwood  Partners,  L.P., except to the extent of her respective  equity interest  therein.  Does not include securities held by Barry Rubenstein,  the husband of Marilyn
            Rubenstein.

(14)        Consists  of (a) (i)  2,638,716  shares  of  Common  Stock  and (ii)
            3,759,259 shares of Common Stock issuable upon exercise of warrants, all of which are held by  Woodland  Venture  Fund and (b)  2,375,091 shares of Common  Stock and (ii)  3,759,259  shares of Common  Stock issuable upon exercise of warrants,  all of which are held by Seneca
            Ventures.  Woodland Services Corp. disclaims beneficial ownership of the securities  held by Woodland  Venture Fund and Seneca  Ventures, except to the extent of its respective equity ownership therein.

            (b) Wheatley has sole power to vote and dispose of 11,150,290 shares
of  Common  Stock,   including   shares  issuable  upon  exercise  of  warrants,
representing  approximately  24.1% of the outstanding shares of Common Stock and may be deemed to have  shared  power to vote and  dispose of  966,853  shares of
Common Stock, including shares issuable upon exercise of warrants,  representing approximately 2.4% of the outstanding shares of Common Stock.

            By virtue of being the  general  partner of  Wheatley  and a general partner of Wheatley  Foreign,  Wheatley  Partners  LLC  ("Wheatley  LLC") may be
deemed to have shared power to vote and dispose of  12,117,143  shares of Common
Stock,  representing  approximately  25.9% of the  outstanding  shares of Common
Stock.

            Seth Lieber has sole power to vote and  dispose of 81,140  shares of
Common  Stock,   including   shares  issuable  upon  the  exercise  of  options,
representing  less than 1% of the outstanding  shares of Common Stock. By virtue of being a member  and an  officer  of  Wheatley  LLC and a general  partner  of
Wheatley II and  Applegreen  Partners,  Seth Lieber may be deemed to have shared power to vote and dispose of  14,673,053  shares of Common  Stock,  representing approximately 31.4% of the outstanding shares of Common Stock.

            By  virtue of being a member  and an  officer  of  Wheatley  LLC,  a general partner of Wheatley II and the managing general of Applegreen  Partners,
Jonathan  Lieber  may be  deemed to have  shared  power to vote and  dispose  of
14,673,053  shares  of Common  Stock,  representing  approximately  31.4% of the outstanding shares of Common Stock.

            Barry  Rubenstein  has sole power to vote and  dispose of  1,439,062 shares of Common Stock,  including  shares issuable upon the exercise of options and  warrants,  representing  approximately  3.5% of the  outstanding  shares of
Common  Stock.  By virtue of being a member and an officer of Wheatley LLC and a general partner of Wheatley II, Seneca  Ventures,  Woodland  Partners,  Woodland
Venture Fund,  Rev-Wood  Merchant  Partners and Brookwood  Partners,  L.P.,  Mr.
Rubenstein  may be deemed to have shared power to vote and dispose of 31,542,951 shares of Common  Stock,  representing  approximately  55.3% of the  outstanding shares of Common Stock.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 24 of 27 Pages
-------------------------                       --------------------------------

            Irwin Lieber has sole power to vote and dispose of 827,778 shares of
Common  Stock,  including  shares  issuable  upon the  exercise  of options  and warrants,  representing  approximately  2.0% of the outstanding shares of Common
Stock.  By virtue of being a member and an officer of Wheatley LLC and a general partner of Wheatley  II, Irwin Lieber may be deemed to have shared power to vote and dispose of  14,551,343  shares of Common Stock,  representing  approximately
31.1% of the outstanding shares of Common Stock.

            Barry Fingerhut has sole power to vote and dispose of 777,778 shares of Common  Stock,  including  shares of Common Stock  issuable  upon exercise of options and warrants,  representing approximately 1.9% of the outstanding shares of Common Stock.  By virtue of being a member and an officer of Wheatley LLC and a general  partner of Wheatley II, Barry  Fingerhut may be deemed to have shared power to vote and dispose of  14,551,343  shares of Common  Stock,  representing approximately 31.1% of the outstanding shares of Common Stock.

            Wheatley  Foreign  has sole  power to vote and  dispose  of  966,853 shares of Common Stock representing approximately 2.4% of the outstanding shares of Common  Stock and may be deemed to have  shared  power to vote and dispose of
11,150,288  shares  of Common  Stock,  representing  approximately  24.1% of the outstanding shares of Common Stock.

            Seneca  Ventures  has sole power to vote and  dispose  of  6,134,350 shares of Common  Stock,  including  shares  issuable upon exercise of warrants, representing approximately 14.1% of the outstanding shares of Common Stock.

            Woodland  Venture  Fund  has  sole  power  to vote  and  dispose  of
6,397,975  shares of Common Stock,  including  shares  issuable upon exercise of warrants,  representing  approximately 14.7% of the outstanding shares of Common
Stock.

            Woodland  Partners  has sole power to vote and dispose of  3,548,172 shares of Common  Stock,  including  shares  issuable upon exercise of warrants, representing approximately 8.5% of the outstanding shares of Common Stock.

            Rev-Wood  Merchant  Partners  has sole power to vote and  dispose of
133,333 shares of Common Stock upon the exercise of options,  representing  less than 1% of the outstanding shares of Common Stock.

            Brookwood  Partners,  L.P.  has sole  power to vote and  dispose  of
777,778  shares of Common  Stock,  including  shares  issuable  upon exercise of warrants,  representing  approximately  1.9% of the outstanding shares of Common
Stock.

            By  virtue of being a  general  partner  of  Woodland  Partners  and
Brookwood  Partners,  L.P. and an officer of Woodland Services Corp., which is a general partner of Seneca Ventures and Woodland Venture Fund, Marilyn Rubenstein
may be deemed to have shared power to vote and dispose of  16,858,275  shares of
Common Stock,  representing  approximately  33.7% of the  outstanding  shares of
Common Stock.

            By virtue of being a general partner of Seneca Ventures and Woodland
Venture Fund, Woodland Services Corp. may be deemed to have shared power to vote and dispose of  12,532,325  shares of Common Stock,  representing  approximately
26.5% of the outstanding shares of Common Stock.

            Wheatley II has sole power to vote and dispose of  2,434,200  shares of Common Stock,  representing  approximately  6.1% of the outstanding shares of
Common Stock.

            Applegreen  Partners  has sole power to vote and  dispose of 121,710 shares of Common Stock,  representing less than 1% of the outstanding  shares of
Common Stock.

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 25 of 27 Pages
-------------------------                       --------------------------------

            Item 5(c) is amended as follows:

            (c) The following table sets forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting  Persons  identified in
Item 2 of this  Schedule 13D  effected  during the past sixty days from the date hereof.

                                                                  Number of Shares of
Name of Stockholder               Sale Date             Price     Common Stock Sold
-------------------               ---------             -----     -----------------
---------------------------------------------------------------------------------------
Barry Fingerhut                   December 30, 2002     $0.001           645,200
---------------------------------------------------------------------------------------
Irwin Lieber                      December 30, 2002     $0.001           848,050
---------------------------------------------------------------------------------------
Brookwood Partners, LP            December 30, 2002     $0.001           710,636
---------------------------------------------------------------------------------------

All sales were done in privately negotiated transactions.

           [The remainder of this page was intentionally left blank.]

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 26 of 27 Pages
-------------------------                       --------------------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 6, 2003

                                      WHEATLEY PARTNERS, L.P.
                                      By: Wheatley Partners, LLC,
                                          the General Partner

                                      By /s/ Irwin Lieber
                                         ---------------------------------------
                                         Irwin Lieber, President

                                      WHEATLEY FOREIGN PARTNERS, L.P.
                                      By: Wheatley Partners, LLC, a General
                                          Partner

                                      By:/s/ Irwin Lieber
                                         ---------------------------------------
                                         Irwin Lieber, President

                                      WHEATLEY PARTNERS II, L.P.

                                      By:/s/ Irwin Lieber
                                         ---------------------------------------
                                         Irwin Lieber, a General Partner

                                        /s/ Irwin Lieber
                                      ------------------------------------------
                                                  Irwin Lieber

                                        /s/ Seth Lieber
                                      ------------------------------------------
                                                  Seth Lieber

                                      APPLEGREEN PARTNERS

                                      By: /s/ Jonathan Lieber
                                         ---------------------------------------
                                         Jonathan Lieber,
                                         Managing General Partner

                                        /s/ Jonathan Lieber
                                      ------------------------------------------
                                                  Jonathan Lieber

                                        /s/ Barry Fingerhut
                                      ------------------------------------------
                                                  Barry Fingerhut

-------------------------                       --------------------------------
CUSIP No. 74833H 10 0              13D                   Page 27 of 27 Pages
-------------------------                       --------------------------------

                                        /s/ Barry Rubenstein
                                      ------------------------------------------
                                                  Barry Rubenstein

                                      SENECA VENTURES

                                      By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, a General Partner

                                      WOODLAND PARTNERS

                                      By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, a General Partner

                                      WOODLAND VENTURE FUND

                                      By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, a General Partner

                                      REV-WOOD MERCHANT PARTNERS

                                      By: /s/ Barry Rubenstein
                                         ---------------------------------------
                                         Barry Rubenstein, a General Partner

                                      BROOKWOOD PARTNERS, L.P.

                                      By: /s/ Barry Rubenstein
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                                         Barry Rubenstein, a General Partner